Exhibit 5.14

CONSENT OF L. PUTLAND

In connection with (1) the technical report dated January 18, 2006 entitled “Technical Report on the Buckreef Gold Project” (the “Buckreef Report”); (2) the technical report dated January 18, 2006 entitled “Technical Report on the Mupane Gold Project” (the “Mupane Report”); and (3) the annual information form of the Corporation dated March 31, 2009, which includes reference to my name in connection with information relating to the Mupane Report and the Buckreef Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Buckreef Report and the Mupane Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

/s/ L J Putland
Name:	Linton Putland
Title:	Principal
Company:	LJ Putland & Associates